1 Knowles Corporation Completes the Sale of its Consumer MEMS Microphone Business to Syntiant ITASCA, Ill., December 30, 2024 - Knowles Corporation (NYSE: KN) ("Knowles" or the "Company"), a leading manufacturer of specialty electronic components for innovative technologies, including capacitors, radio frequency ("RF") filters, advanced medtech microphones, and balanced armature speakers, announced today that the sale of its Consumer MEMS Microphones business to Syntiant Corp ("Syntiant") has closed. "I am pleased to complete the transaction with Syntiant and I would like to thank the Consumer MEMS Microphone teams around the world for their dedication and commitment to the business and to Knowles’ customers throughout the years, " said Knowles Chief Executive Officer Jeffrey Niew. "This transaction represents another significant milestone in Knowles' transformation into a premier industrial technology company focusing on higher value markets where we can continue to drive value through our product design, process technology and our ability to customize solutions for customers at scale." The closing represents the final step in Knowles evaluation of strategic alternatives for the business, which was first announced September 18, 2023. Jefferies LLC served as exclusive financial advisor to Knowles and Sidley Austin LLP served as legal counsel. About Knowles Knowles is a leading manufacturer of specialty electronic components. We design parts that perform unique, critical functions for innovative technologies. Through extreme reliability, custom engineering, and scalable manufacturing, we enable businesses to succeed in the most demanding applications across MedTech, Defense, and Industrial markets. Our high-performance capacitors, RF/Microwave filters, advanced medtech microphones, balanced armatures, and miniaturization products enable and enhance the performance of technologies with the power to change, improve, and save lives. Founded in 1946 and headquartered in Itasca, Illinois, Knowles has grown into a global organization with employees spanning 10 countries. For more information, please visit knowles.com. About Syntiant Founded in 2017 and headquartered in Irvine, Calif., Syntiant Corp. is a leader in delivering hardware and software solutions for edge AI deployment. The company’s purpose-built silicon and hardware-agnostic models are being deployed globally to power edge AI speech, audio, sensor and vision applications across a wide range of consumer and industrial use cases, from earbuds to automobiles. The company is backed by several of the world’s leading strategic and financial investors including Intel Capital, Microsoft’s M12, Applied Ventures, Bosch Ventures, the Amazon Alexa Fund, and Atlantic Bridge Capital. More information on the company can be found by visiting www.syntiant.com or by following Syntiant on Twitter @Syntiantcorp or LinkedIn.     Financial Contact: Sarah Cook Knowles Investor Relations Email: investorrelations@knowles.com